Exhibit 99.3

16 Munson Road Farmington, CT 06032 (860) 507-1909 tel (860) 507-1990 fax

June 22, 2005

Mr. Eric Reimer

32 Pheasant Chase

West Hartford, CT  06117

Dear Eric:

On behalf of Magellan, it is my pleasure to offer you the position of Chief Growth Officer, Magellan Health Services.  In this role, you will report directly Steve Shulman, Chairman and Chief Executive Officer Magellan Health Services. The terms of your current agreement, dated November 24, 2003 will remain the same, except for the amendments detailed below.

Compensation

Your base salary will be $275,000.00, paid on a semi-monthly basis.

Bonus

You will be eligible to participate in a bonus plan with a target of 50 percent of your base salary. Funding for this plan is based on company performance and approved by the Board of Directors, and actual payouts are based on individual and business unit performance.

Stock Options

You will be granted 7,500 stock options and 1000 restricted shares on the date that your new position becomes effective. The exercise price of the stock options will be the average of the opening and closing price of the Company’s common stock on the date of grant. Both options and restricted shares will vest ratably over a four year period. The provisions of the stock option and restricted share agreements will be included in your option award.

Benefits

In addition to the benefits you are currently eligible to receive, in an Officer role, you are also eligible for an annual discretionary contribution through our Supplemental Accumulation Plan (SAP) at the level of 9% of your base salary. The SAP is a deferred compensation plan, designed to create an additional long term financial planning vehicle for executives. Discretionary contributions are reviewed and approved by the Board annually.

Eric, on behalf of Magellan, we are delighted to be able to create the opportunity for growth and development of our best talent. Congratulations on a job well done. We are very much looking forward to your contributions on a whole new level, and look forward to working with you in your new role.

Sincerely,

/s/ Caskie Lewis-Clapper	/s/Eric Reimer
Caskie Lewis-Clapper	Eric Reimer
Chief Human Resources Officer	June 27, 2005
Magellan Health Services